Exhibit 4.5

FORM OF WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is made as of [●], by and among Prospector Capital Corp., a Cayman Islands exempted company (the “Company”), LeddarTech Holdings Inc., a corporation existing under the laws of Canada (“Newco”, and, following the amalgamation described below, “Amalco”), LeddarTech Inc., a company incorporated under the laws of Canada (“LeddarTech”) and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Warrant Agent”).

RECITALS

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of January 7, 2021, and filed with the United States Securities and Exchange Commission as part of a registration statement on Form S-1 on December 18, 2020 (as amended, including all Exhibits thereto, the “Existing Warrant Agreement”);

WHEREAS, the Company has issued and sold 10,833,333 redeemable warrants as part of units to public investors in a public offering (the “Public Warrants”) to purchase one Class A ordinary share of the Company, par value $0.0001 per share (“Class A Ordinary Shares”), with each whole Public Warrant being exercisable for one Class A Ordinary Share and with an exercise price of $11.50 per share;

WHEREAS, the Company has issued and sold 5,666,667 redeemable warrants in private placement transactions (the “Private Placement Warrants”, and, together with the Public Warrants, the “Warrants”) to purchase one Class A Ordinary Share, with each whole Warrant being exercisable for one Class A Ordinary Share and with an exercise price of $11.50 per share;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, the Company, Newco, and LeddarTech entered into that certain Business Combination Agreement, dated as of June 12, 2023, as amended on September 25, 2023 (as may be amended and/or restated from time to time, the “Business Combination Agreement”);

WHEREAS, pursuant to the provisions of the Business Combination Agreement, among other things, the Company and Newco will amalgamate into Amalco (such amalgamation, the “Prospector Amalgamation”) and, following completion of such amalgamation, LeddarTech and Amalco will amalgamate (such amalgamation, the “Company Amalgmaation” and, as amalgamated, the “Surviving Company”) with all of the issued and outstanding warrants and shares in the capital of Amalco continuing as warrants and shares in the Surviving Company (collectively, the “Surviving Company Shares”), the whole pursuant to a statutory plan of arrangement under the provisions of the Canada Business Corporations Act, upon and subject to the terms and conditions set forth in the Business Combination Agreement;

WHEREAS, as provided in Section 4.4 of the Existing Warrant Agreement, the Warrants are no longer exercisable for Class A Ordinary Shares but instead are exercisable (subject to the terms and conditions of the Existing Warrant Agreement, as amended hereby) for Surviving Company Shares;WHEREAS, the Board of Directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement constitutes a “Business Combination” (as such term is defined in the Existing Warrant Agreement);

WHEREAS, as provided in Section 9.8 of the Existing Warrant Agreement, the Company may extend the duration of the Exercise Period (as such term is defined in the Existing Warrant Agreement) pursuant to Section 3.2 of the Existing Warrant Agreement without the consent of the Registered Holders;

WHEREAS, the Company desires to extend the duration of the Exercise Period (the “Extension”) to permit the Warrants to be exercised at the time of the consummation of the Business Combination;

WHEREAS, each of the Company, LeddarTech and Amalco has obtained all necessary corporate approvals to enter into this Agreement and to consummate the transactions contemplated herein (including the assignment and assumption of the Existing Warrant Agreement and the related issuance of each Warrant, and exchange and continuance thereof for a warrant to subscribe for Surviving Company Shares on the conditions set out herein, and the exclusion of any pre-emptive rights in that respect) and by the Existing Warrant Agreement;

WHEREAS, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to Amalco, which right, title and interest in the Existing Warrant Agreement will continue to be held by the Surviving Company, and Amalco wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders of the Warrants.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

ARTICLE I

ASSIGNMENT AND ASSUMPTION; CONSENT.

Section 1.1 Assignment and Assumption. The Company hereby assigns to Amalco all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and Amalco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective as of the Prospector Amalgamation. Effective as of the Company Amalgamation, all of Amalco’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) will continue to be owned and held by the Surviving Company. As a result of the preceding sentence, effective as of the Company Amalgamation, each Warrant will continue to represent a warrant to subscribe for Surviving Company Shares pursuant to the terms and conditions of the Existing Warrant Agreement (as amended hereby).

Section 1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to Amalco and the continuance of the Surviving Company’s rights and obligations under the Existing Warrant Agreement pursuant to Section 1.1 hereof, to the assumption of the Existing Warrant Agreement by Amalco from the Company pursuant to Section 1.1 hereof and the continuance of the Surviving Company’s rights and obligations under the Existing Warrant Agreement pursuant to Section 1.1 hereof, and to the continuation of the Existing Warrant Agreement in full force and effect from and after each amalgamation, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

ARTICLE II

AMENDMENT OF EXISTING WARRANT AGREEMENT

The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Article II, effective immediately upon the completion of the Company Amalgamation, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Article II are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders.

Section 2.1 Preamble. All references to “Prospector Capital Corp., a Cayman Islands exempted company” in the Existing Warrant Agreement shall refer instead to “LeddarTech Holdings Inc., a corporation existing under the laws of Canada”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to the Surviving Company rather than to Prospector Capital Corp.

Section 2.2 Reference to Prospector Shares. All references to “Ordinary Shares” in the Existing Warrant Agreement shall be references to Surviving Company Shares rather than to Prospector Ordinary Shares.

Section 2.3 Duration of Warrants. Effective as of the completion of the Company Amalgamation, Section 3.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows to effectuate the Extension:

A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the the date on which the Company completes a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses (a “Business Combination”) and terminating on the earliest to occur of: (x) 5:00 p.m., New York City time on the date that is five (5) years after the date on which the Company completes its initial Business Combination, (y) the liquidation of the Company, and (z) other than with respect to the Private Placement Warrants and the Working Capital Warrants, 5:00 p.m., New York City time on the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Private Placement Warrant or a Working Capital Warrant) in the event of a redemption (as set forth in Section 6 hereof), each outstanding Warrant (other than a Private Placement Warrant or a Working Capital Warrant in the event of a redemption) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

Section 2.4 Notice. The address for notices to the Company set forth in Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

LeddarTech Inc.

4535, boul. Wilfrid-Hamel, Suite 240

Québec QC G1P 2J7

Attention: [●]

Email: [●]

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of the terms of this Agreement shall be as set forth herein.

Section 3.2 Examination of the Existing Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder (as such term is defined in the Existing Warrant Agreement) of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

Section 3.3 Governing Law. This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

Section 3.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 3.5 Entire Agreement. Except to the extent specifically amended or superseded by the terms of this Agreement, all of the provisions of the Existing Warrant Agreement shall remain in full force and effect, as assigned and assumed by the parties hereto, to the extent in effect on the date hereof, and shall apply to this Agreement, mutatis mutandis. This Agreement and the Existing Warrant Agreement, as assigned and modified by this Agreement, constitutes the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Company, LeddarTech, Amalco and the Warrant Agent have duly executed this Agreement, all as of the date first written above.

PROSPECTOR CAPITAL CORP.

By:
Name:
Title:

LEDDARTECH INC.

By:
Name:
Title:

LEDDARTECH HOLDINGS INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

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